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                                                                  EXHIBIT (A)(1)

                                 SEPRACOR INC.

                  OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS
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       YOUR RIGHT TO REQUEST THAT WE EXCHANGE YOUR OPTIONS AND YOUR RIGHT
             TO WITHDRAW SUCH REQUEST EXPIRE AT 5:00 P.M., EASTERN
               DAYLIGHT TIME, ON JULY 17, 2002, UNLESS EXTENDED.
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    We are offering our full-time and part-time employees and the full-time and part-time employees of our wholly-owned subsidiaries, other than our officers ("officers") as defined in Rule 16a-1(f) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and other than members of our board of directors, the opportunity to ask us to exchange their outstanding stock options for new options on the terms described herein. Only those outstanding stock options granted under our 1991 Amended and Restated Stock Option Plan, as amended (the "1991 plan"), 1997 Stock Option Plan (the "1997 plan") and 2000 Stock Incentive Plan, as amended (the "2000 plan") with exercise prices of $18.00 or more per share will be eligible for exchange (the "eligible options"). The new options will be exercisable for one share of common stock for every one share issuable upon exercise of a surrendered option. If you wish to exchange options, you do not need to surrender all of your eligible option grants. However, you do need to surrender all unexercised options of any eligible option grant that you elect to surrender. We will issue all new options surrendered from our 1991 plan under our 2002 Stock Incentive Plan (the "2002 plan"), all options surrendered from our 1997 plan under our 1997 plan and all options surrendered from our 2000 plan under our 2000 plan. IF YOU WERE GRANTED OPTIONS ON OR AFTER DECEMBER 17, 2001 AND YOU WISH TO SURRENDER ANY ELIGIBLE OPTIONS, YOU WILL BE REQUIRED TO SURRENDER ALL OPTIONS RECEIVED ON OR AFTER DECEMBER 17, 2001 THAT HAVE A LOWER EXERCISE PRICE THAN THE OPTION WITH THE HIGHEST EXERCISE PRICE YOU SURRENDER.

    The new options will be granted six months plus one day after the expiration of this offer, subject to the terms described in these materials. You will not receive a grant of new options if you are not still employed by us or one of our wholly-owned subsidiaries for any reason on both the date this offer expires and the date that the new options are granted.

    We are making this offer upon the terms and subject to the conditions described in the enclosed materials, including those we describe in Section 6. This offer is not conditioned upon a minimum number of options being surrendered for exchange.

                                   IMPORTANT

    To elect to exchange your eligible options pursuant to this offer, you must, in accordance with the terms of the accompanying election form, properly complete and deliver the election form to Melissa Klinkhamer by fax at (508) 357-7498 or by mail at 84 Waterford Drive, Marlborough, Massachusetts 01752. We must receive your properly completed election form before 5:00 p.m., Eastern Daylight Time, on July 17, 2002. Although we reserve the right to extend this offer at our sole discretion, we currently have no intention of doing so.

    Subject to our rights to extend, terminate and amend this offer, and subject to our right to reject all requests for exchange at our discretion, we expect that we will accept promptly after the expiration of this offer all properly surrendered options that are not validly withdrawn and we will notify you of our acceptance on the date this offer expires. Upon our acceptance of the options you surrender for exchange, the surrendered options will be cancelled and you will no longer have any right to purchase our common stock under those options.

    WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD SURRENDER OR NOT SURRENDER YOUR OUTSTANDING STOCK OPTIONS FOR EXCHANGE THROUGH THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THESE MATERIALS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT
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AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN
CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THESE MATERIALS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

    This document constitutes part of the Section 10(a) prospectus relating to our 1997 Stock Option Plan, our 2000 Stock Incentive Plan, as amended, and our 2002 Stock Incentive Plan, covering securities that have been, or will be, registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

The date of this offer to exchange is June 17, 2002, as amended on July 3, 2002.

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                               TABLE OF CONTENTS

                                                                       PAGE NO.
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
SUMMARY TERM SHEET..................................................       4
THE OFFER...........................................................      10
1.      NUMBER OF OPTIONS; EXPIRATION DATE..........................      10
2.      PURPOSE OF THIS OFFER.......................................      11
3.      PROCEDURES FOR SURRENDERING OPTIONS.........................      12
4.      CHANGE IN ELECTION..........................................      12
5.      ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF NEW
        OPTIONS.....................................................      13
6.      CONDITIONS OF THIS OFFER....................................      14
7.      PRICE RANGE OF COMMON STOCK.................................      15
8.      SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS....      16
9.      INFORMATION ABOUT SEPRACOR; SUMMARY FINANCIAL INFORMATION;
        RISK FACTORS................................................      22
10.     INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND
        ARRANGEMENTS CONCERNING THE OPTIONS.........................      27
11.     STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING
        CONSEQUENCES OF THIS OFFER..................................      28
12.     LEGAL MATTERS; REGULATORY APPROVALS.........................      29
13.     MATERIAL FEDERAL INCOME TAX CONSEQUENCES....................      29
14.     EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT.............      34
15.     FEES AND EXPENSES...........................................      34
16.     ADDITIONAL INFORMATION......................................      34
17.     MISCELLANEOUS...............................................      35

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                               SUMMARY TERM SHEET

    THE FOLLOWING ARE ANSWERS TO SOME OF THE QUESTIONS THAT YOU MAY HAVE ABOUT OUR OFFER. WE URGE YOU TO READ ALL OF THESE MATERIALS CAREFULLY BECAUSE THE INFORMATION IN THIS SUMMARY IS NOT COMPLETE. WE HAVE INCLUDED REFERENCES TO THE RELEVANT SECTIONS FOLLOWING THIS SUMMARY WHERE YOU CAN FIND A MORE COMPLETE DESCRIPTION OF THE TOPICS IN THIS SUMMARY.

Q.1.  WHAT OPTIONS ARE COVERED BY THIS OFFER?

    We are offering you the opportunity to ask us to exchange any or all outstanding stock options having an exercise price of $18.00 or more per share. (See Section 1)

Q.2.  WHY ARE WE MAKING THIS OFFER?

    Many of our employees' outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We are making this offer in order to provide these optionholders with the benefit of owning options that over time may have a greater potential to increase in value. We believe that this will create better performance incentives for these optionholders and thereby align the interests of our current employees with those of our stockholders in maximizing stockholder value. (See Section 2)

Q.3.  ARE THERE CONDITIONS TO THIS OFFER?

    This offer is not conditioned upon any minimum threshold number of options being surrendered for exchange by eligible optionholders. However, the offer is subject to a number of other conditions with regard to events that could occur before the expiration of the offer. These events include a change in accounting principles, a lawsuit challenging the offer and a third-party tender offer for our common stock or an acquisition proposal for Sepracor. These and various other conditions are more fully described in Section 6 of this Offer to Exchange.

Q.4. WHAT IF I AM AN EMPLOYEE OF SEPRACOR OR ONE OF ITS WHOLLY-OWNED SUBSIDIARIES WHEN THIS OFFER EXPIRES, BUT I AM NOT AN EMPLOYEE ON THE GRANT DATE OF THE NEW OPTIONS?

    If you tender your options, you will only receive a grant of new options in this offer if you are an employee of Sepracor or one of our wholly-owned subsidiaries on the date this offer expires and on the date that we grant the new options. As discussed below, we will not grant the new options until on or after the first business day that is six months and one day following the date when we cancel the options accepted for exchange, currently scheduled to occur on or about January 20, 2003. IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF SEPRACOR OR ONE OF OUR WHOLLY-OWNED SUBSIDIARIES ON THE DATE THIS OFFER EXPIRES OR ON THE DATE THAT WE GRANT THE NEW OPTIONS, THEN YOU WILL NOT RECEIVE ANY NEW OPTIONS NOR WILL YOU RECEIVE ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR SURRENDERED OPTIONS. This means that if you die, become disabled, terminate your employment with or without a good reason or we terminate your employment with or without cause before the date that we grant the new options, then you will not receive anything for the options that you surrendered and we cancelled.

    Participation in the offer does not confer upon you the right to remain in the employment or other service of Sepracor or any of our subsidiaries. (See
Section 1)

Q.5. HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I SURRENDER FOR EXCHANGE?

    For every one share for which your surrendered option is exercisable, you will receive an option to purchase one share. (See Section 1)

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Q.6.  WHEN WILL I RECEIVE MY NEW OPTIONS?

    We will grant the new options on the first business day that is at least six months plus one day following the date we cancel the options accepted for exchange. If the offer expires on July 17, 2002, as currently planned, new options will be granted on January 20, 2003. We expect to distribute the new option agreements within two weeks after the date of grant of the new options. As discussed above, you must be employed by us or one of our wholly-owned subsidiaries on the new grant date in order to receive the new options. (See
Section 5)

    You may not receive new options if Sepracor enters into a merger or other similar transaction in which there is a change in control of Sepracor prior to the grant of new options. (See Question 16)

Q.7. WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THIS OFFER?

    In order to avoid our being subject to the undesirable accounting consequences described below, the new options will not be issued immediately after the expiration date of this offer. If we grant the new options on any date earlier than six months plus one day after the date we cancel the options surrendered for exchange, we would be required for accounting purposes to treat the new options as variable awards. This means that we would be required periodically to reflect increases and decreases in the price of our common stock as a compensation expense (or credit) relating to the options. We would have to continue this variable accounting for these options until they were exercised, forfeited or terminated. The higher the market value of our common stock, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months plus one day, we believe we will not have to treat the options as variable awards. (See Section 11)

Q.8.  WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

    The new options will have an exercise price equal to the per share closing price of our common stock on The Nasdaq National Market on the date the new options are granted. Because we will not grant new options until the first business day that is at least six months plus one day following the expiration of this offer, it is possible that the new options may have a higher exercise price than some or all of your current options. We recommend that you obtain current market quotations for our common stock before deciding whether to request that we exchange your options. (See Section 8)

Q.9.  WHEN WILL THE NEW OPTIONS VEST?

    The new options will have the same vesting schedule as the old options which are accepted in the offer and cancelled. This means that the percentage of new options to be vested and immediately exercisable on the date of grant will equal:

    - the percentage of the options tendered for exchange and accepted which were already vested in accordance with their original terms, plus

    - the percentage of options which would have vested in accordance with their original terms during the period between the date this offer expires and the date when the new options are granted.

        For example:

    - If you tender an option for 100 shares and the entire option has already vested, then your new option will be for 100 vested shares.

    - If you tender an option for 100 shares, of which 60 shares are already vested, another 20 shares will vest on March 15, 2003 and another 20 shares will vest on March 15, 2004, then your new option will be for 100 shares, with 60 vested shares and 40 unvested shares. The unvested

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      portion of your new option will vest on the same schedule your tendered options would have vested. (See Section 1)

Q.10. WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY NEW OPTIONS THAN I WOULD UNDER THE OPTIONS I SURRENDER?

    Yes, to the extent that your surrendered options were vested before the grant date of the new options. If you surrender options that are vested, you could have exercised them at any time in accordance with their terms if you had not surrendered them. You will not be able to exercise your new vested options until, at the earliest, the new grant date.

Q.11.  WHEN WILL THE NEW OPTIONS EXPIRE?

    The new options will expire according to the term of the original option surrendered in exchange for the new option. (See Section 8)

Q.12. IF I ELECT TO EXCHANGE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

    If you elect to exchange an option grant, you do not need to exchange all of your eligible option grants. For example, if you have three option grants at different exercise prices, $50.00, $24.00 and $12.00, and you elect to surrender options in this offer, you can exchange the $50.00 option grant and not exchange the $24.00 option grant (or vice versa). You must exchange all options subject to the option grant that you are surrendering for exchange. You will not be able to exchange the $12.00 option grant for a new option because it has an exercise price of less than $18.00 per share and, therefore, is not an eligible option. (See Section 3)

    In addition, because of accounting rules, if you decide to exchange any of your eligible options, then you must surrender all of the options that you received on or after December 17, 2001 and prior to the commencement date of this offering that have a lower exercise price than the highest exercise price of the options you elect to surrender for exchange.

Q.13.  CAN I CHANGE MY ELECTION REGARDING OPTIONS I SURRENDER?

    Yes, you may change your election regarding options at any time BEFORE the offer expires. If we extend the offer beyond that time, you may change your election before the offer, as extended, expires. To change your election you may fax Melissa Klinkhamer at (508) 357-7498 or by mail at 84 Waterford Drive, Marlborough, Massachusetts 01752 until the expiration of the offer. In order to change your election, you must deliver to Melissa Klinkhamer a new election form which is clearly dated after your original election form. If you change your election in order to request that we participate in the offer, you must include on the new election form the information regarding the eligible options you wish to participate in exchange. Once we receive a new election form submitted by you, your previously submitted election form will be disregarded. You may also completely withdraw from participation in the offer by delivering a notice of withdrawal to Melissa Klinkhamer at any time before the offer expires. (See
Section 4)

Q.14.  WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO THE SURRENDERED OPTIONS?

    Yes. Once we have accepted options surrendered by you, those options will be cancelled and you will no longer have any rights under those options. Although we reserve the right to accept or reject surrendered options, in whole or in part, we expect that we will accept for exchange all eligible options which you properly surrender to us prior to the expiration of this offer and which you have not withdrawn. (See Section 9)

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Q.15.  IF I SURRENDER OPTIONS IN THIS OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER
       OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

    No. If we accept options you surrender in this offer, you may not receive any other option grants during the six month and one day period from the date the offer expires to the date we grant your new options. This is necessary to avoid incurring any compensation expense against our earnings because of accounting rules that could apply to any interim option grants as a result of this offer. (See Section 9)

Q.16. WHAT IF SEPRACOR ENTERS INTO A MERGER OR OTHER SIMILAR TRANSACTION IN WHICH THERE IS A CHANGE IN CONTROL OF SEPRACOR PRIOR TO THE GRANT OF NEW OPTIONS?

    While we are not currently negotiating any transactions which could reasonably be expected to lead to our acquisition, our Board of Directors has a duty to consider alternatives for maximizing stockholder value. We cannot ignore the possibility that a transaction could be proposed that our stockholders or our Board of Directors believe is in the best interests of Sepracor and our stockholders. We reserve the right to terminate the offer prior to its expiration upon the occurrence of certain events, including if a tender or exchange offer with respect to some or all of our common stock or a merger acquisition proposal for us is proposed, announced or made by another person or entity or is publicly disclosed.

    It is possible that, prior to the grant of new options, we could enter into an agreement for a merger or other similar transaction that could result in a material change in our business or management. We expect that we will negotiate with such acquiring or surviving company to honor our promise to grant stock options. If we are not successful in these negotiations, you will not receive stock options nor will you receive any other consideration in exchange for your surrendered options.

    You should also note that depending on the structure or the type of the transaction, if you surrender options you might be deprived of any future price appreciation in the shares subject to the new options and you might receive an option to purchase a security other than our common stock.

Q.17. WHAT HAPPENS IF THE STOCK PRICE INCREASES AFTER THE DATE MY SURRENDERED OPTIONS ARE CANCELLED?

    The exercise price of any new options granted by us to you in return for your surrendered options will be the fair market value of a share of our common stock on the date of grant, as determined by the closing price reported by The Nasdaq National Market on the date of grant. You will not benefit from any increase in our common stock price before the grant date of the new options. Before the date we grant the new options, our shares could increase or decrease in value, and the exercise price of the new options could be higher or lower than the exercise price of your surrendered options. You would not enjoy the benefit of any appreciation in the fair market value of our shares prior to the grant date of the new options. For example, if you surrender options with a $30.00 exercise price, and our common stock appreciates to $35.00 by the time the new option grants are made, your new option will have a higher exercise price than your surrendered option.

Q.18. WILL I HAVE TO PAY U.S. FEDERAL INCOME TAXES IF I EXCHANGE MY OPTIONS IN THIS OFFER?

    If you request that we exchange your current options for new options, then we believe you will not be required under current U.S. tax law to recognize income for federal income tax purposes at the time of the exchange. Further, at the date of grant of the new options, we believe you will not be required under current U.S. tax law to recognize income for federal income tax purposes. However, if you are granted incentive stock options, the holding periods for favorable tax treatment will begin on the day of the grant of the new options regardless of the time you have held any incentive stock options tendered in the offer. State and local tax consequences may be different. OPTIONHOLDERS SUBJECT TO THE TAX LAWS OF OTHER COUNTRIES AND JURISDICTIONS MAY BE SUBJECT TO DIFFERENT TAX CONSEQUENCES IF THEY EXCHANGE THEIR

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OPTIONS IN THE OFFER. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options in the offer. (See
Section 13)

Q.19.  WHAT ARE THE TAX IMPLICATIONS IF I LIVE OUTSIDE OF THE U.S.?

    All Sepracor optionholders are subject to the applicable tax laws of their own countries and jurisdictions. OPTIONHOLDERS SUBJECT TO THE TAX LAWS OF COUNTRIES AND JURISDICTIONS OTHER THAN THE UNITED STATES MAY HAVE DIFFERENT TAX CONSEQUENCES THAN THOSE DESCRIBED ABOVE IF THEY EXCHANGE THEIR OPTIONS IN THE OFFER. Again, we strongly suggest that you consult with your tax advisor to determine how this offer would impact you. (See Section 13)

Q.20. IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

    Except as explained below, all new options that are issued upon surrender of cancelled incentive stock options originally issued under the 2000 plan are intended to be incentive stock options. One of the requirements to qualify as an incentive stock option is a limit on the amount of all incentive stock options received by you from us that can first become exercisable in any one calendar year. In particular, no more than $100,000 of incentive stock options can first become exercisable in any one calendar year. The $100,000 amount is determined on the date of grant and is based on the fair market value of the common stock on the date of grant (and includes all options first exercisable during the year in question whether or not the options are part of the same grant). Therefore, it is possible that a portion of your new incentive stock options will no longer satisfy the $100,000 limit. If a portion of your new options exceeds the $100,000 limit, then that portion will be deemed to be a nonqualified stock option.

    Please note that all new options issued under our 2002 plan upon surrender of cancelled incentive stock options originally issued under our 1991 plan will be nonqualified stock options. We strongly suggest that you consult with your tax advisor to evaluate the tax implications of exchanging incentive stock options for nonqualified stock options. (See Section 13)

Q.21.  WHAT HAPPENS IF I ELECT NOT TO SURRENDER ANY OPTIONS PURSUANT TO THIS
       OFFER?

    Options that you choose not to surrender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms. These options will retain their current exercise price and current vesting schedule.

    Please note that through these materials, we are offering you the opportunity to ask us to exchange your options on the terms described in these materials, and that we have the right to reject any such request that you may make to us. We have reserved this right in an effort to protect the tax status of incentive stock options in view of the following IRS ruling. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of any incentive stock option that could be exchanged (whether or not it was exchanged). We believe that by reserving a right to reject any options surrendered for exchange we have structured this offer so as to mitigate the risk that the IRS would make a similar assertion with respect to this offer. However, we do not know if the IRS will assert the position that our solicitation of requests constitutes a "modification" of incentive stock options that can be, but are not, surrendered. A successful assertion by the IRS of this position could extend the options' requisite holding periods to qualify for favorable tax treatment and could also convert some incentive stock options into nonqualified stock options. (See
Section 13)

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Q.22.  WHEN DOES THIS OFFER EXPIRE? CAN THIS OFFER BE EXTENDED, AND IF SO, HOW
       WILL I KNOW IF IT IS EXTENDED?

    This offer will expire on July 17, 2002, at 5:00 p.m., Eastern Daylight Time, unless we extend it.

    Although we do not currently intend to do so, we may, in our discretion, extend this offer at any time. If we extend this offer, we will notify you of the extension. (See Section 1)

Q.23.  WHAT DO I NEED TO DO?

    To elect to surrender your options for exchange, you need to properly complete the election form and deliver it to Melissa Klinkhamer by fax at (508) 357-7498 or by mail at 84 Waterford Drive, Marlborough, Massachusetts 01752 before 5:00 p.m. Eastern Daylight Time, on July 17, 2002.

    If we extend this offer beyond July 17, 2002, then you must deliver a properly completed election form and the other required documentation before the extended expiration date. We have reserved the right at our discretion to reject requests to exchange eligible options. We have reserved this right solely in an effort to protect for our employees the tax status of any incentive stock options that our employees decide not to tender in this offer. See "Q.21. What happens if I elect not to surrender any options pursuant to this offer?" Although we may reject all requests to exchange eligible options at our discretion, we expect to accept for exchange all eligible options which you request us to exchange promptly after this offer expires. IF YOU DO NOT PROPERLY COMPLETE AND DELIVER THE ELECTION FORM BEFORE THIS OFFER EXPIRES, IT WILL HAVE THE SAME EFFECT AS IF YOU REJECTED THIS OFFER.

Q.24.  WHAT DO WE RECOMMEND YOU DO IN RESPONSE TO THIS OFFER?

    Although our board of directors has approved this offer, it recognizes that your decision is an individual one that should be based on a variety of factors. As a result, you should consult with your personal legal and financial advisors before deciding whether to surrender your existing options. We are not making a recommendation as to whether or not you should ask us to exchange options pursuant to this offer.

Q.25.  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THIS OFFER?

    If you have any questions regarding the offer please email exchangeprogram@sepracor.com.

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                                   THE OFFER

1.  NUMBER OF OPTIONS; EXPIRATION DATE.

    We are offering you the opportunity to ask us to exchange eligible stock options held by you for new options. Eligible options are all outstanding stock options that have an exercise price of $18.00 or more per share under our 1991 plan, 1997 plan and 2000 plan, collectively, which we refer to as the "option plans." Except for members of our board of directors and for our officers, all of our full-time and part-time employees and all full-time and part-time employees of our wholly-owned subsidiaries are eligible to participate in this offer.

    YOU WILL ONLY RECEIVE GRANTS OF NEW OPTIONS IF YOU ARE EMPLOYED BY US OR ONE OF OUR WHOLLY-OWNED SUBSIDIARIES ON BOTH THE DATE THAT THIS OFFER EXPIRES AND THE DATE THAT THE NEW OPTIONS ARE GRANTED. THE NEW OPTIONS WILL BE GRANTED ON THE FIRST BUSINESS DAY THAT IS AT LEAST SIX MONTHS PLUS ONE DAY AFTER THE EXPIRATION OF THIS OFFER. FOR PURPOSES OF THIS OFFER, A WHOLLY-OWNED SUBSIDIARY IS A CORPORATION OF WHICH WE OWN ONE HUNDRED PERCENT (100%) OF THE TOTAL COMBINED VOTING POWER OF ALL CLASSES OF STOCK.

    YOU MAY NOT RECEIVE NEW OPTIONS IF SEPRACOR ENTERS INTO A MERGER OR OTHER SIMILAR TRANSACTION IN WHICH THERE IS A CHANGE IN CONTROL OF SEPRACOR PRIOR TO THE GRANT OF NEW OPTIONS.

    IF YOU WERE GRANTED OPTIONS ON OR AFTER DECEMBER 17, 2001 AND YOU REQUEST THAT WE EXCHANGE ANY ELIGIBLE OPTIONS, YOU WILL BE REQUIRED TO REQUEST THAT WE EXCHANGE ALL OPTIONS RECEIVED ON OR AFTER DECEMBER 17, 2001 THAT HAVE A LOWER EXERCISE PRICE THAN THE OPTION WITH THE HIGHEST EXERCISE PRICE YOU REQUEST THAT WE EXCHANGE.

    If you request that we exchange any of your eligible options, you must request that we exchange all unexercised options from an eligible option grant. Our offer is subject to the terms and conditions described in these materials. We will only consider exchanging options that are properly tendered and not withdrawn in accordance with Section 3.

    For every one share for which your surrendered eligible option is exercisable, you will receive an option to purchase one share. The new options will have the same vesting schedule, including having vested in accordance with their original terms during the period between the date this offer expires and the date when the new options are granted, as the old options which we accept for exchange and cancel.

    The exact number of eligible option shares that you have now can be found by logging on to www.aststockplan.com or benefitaccess.com. Additionally, your most recent statement of stock option grants will be mailed to your home around
June 17, 2002. We will issue all new options surrendered from our 1991 plan under our 2002 plan, all options surrendered from our 1997 plan under our 1997 plan and all options surrendered from our 2000 plan under our 2000 plan. In addition, we will enter into a new incentive stock option agreement and/or nonqualified stock option agreement with you, depending on the options you surrender and certain tax requirements.

    The term "expiration date" means 5:00 p.m., Eastern Daylight Time, on
July 17, 2002, unless and until we extend the period of time during which this offer will remain open. If we extend the period of time during which this offer remains open, the term "expiration date" will refer to the latest time and date at which this offer expires.

    We will notify you if we decide to take any of the following actions:

    - increase or decrease what we will give you in exchange for your options;
      or

    - increase or decrease the option exercise price which serves as the threshold for options eligible to be exchanged in this offer.

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    If this offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend this offer for a period of ten business days after the date that we notify optionholders of such an increase.

    A "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

2.  PURPOSE OF THIS OFFER.

    We are making this offer for compensatory purposes and to create a performance-oriented environment for our employees. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock as quoted by The Nasdaq National Market. By making this offer we intend to enhance stockholder value by creating better performance incentives for, and thus increasing retention of, our employees.

    On June 3, 2002 our board of directors adopted a shareholder rights plan. Under the rights plan, each holder of our common stock as of the close of business on June 21, 2002, will receive one right for each share of common stock held. The rights will automatically trade with the underlying common stock and will not be exercisable. The rights will only become exercisable if a person acquires beneficial ownership of, or commences a tender offer for, 20 percent or more of our common stock, unless in either case, the transaction was approved by our board of directors. A summary of the rights plan is included in our Form 8-K filed with the SEC on June 4, 2002.

    Except as otherwise described in these materials or in our filings with the Securities and Exchange Commission, we presently have no plans further or proposals that relate to or would result in:

    - an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

    - any purchase, sale or transfer of a material amount of our assets or any subsidiary's assets;

    - any material change in our present dividend rate or policy, or our indebtedness or capitalization;

    - any change in our present board of directors or senior management, including a change in the number or term of directors or to fill any existing board vacancies or change any executive officer's material terms of employment;

    - any other material change in our corporate structure or business;

    - our common stock not being authorized for quotation on The Nasdaq National Market;

    - our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

    - the suspension of our obligation to file reports pursuant to
      Section 15(d) of the Exchange Act;

    - the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with our stock option plans; or

    - any change to our certificate of incorporation or bylaws.

    NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD REQUEST THAT WE EXCHANGE YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANYONE TO MAKE SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND THE RELATED LETTER OF TRANSMITTAL AND TO CONSULT YOUR OWN LEGAL, INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO REQUEST THAT WE EXCHANGE YOUR OPTIONS.

3.  PROCEDURES FOR SURRENDERING OPTIONS.

    PROPER SURRENDER OF OPTIONS. To request that we exchange some or all of your eligible options for exchange, you must, in accordance with the terms of the election form, properly complete the election form and deliver the election form, along with any other required documents, to Melissa Klinkhamer by facsimile at (508) 357-7498 or by mail at 84 Waterford Drive, Marlborough, Massachusetts 01752. We must receive all of the required documents before 5:00 p.m., Eastern Daylight Time, on the expiration date. The expiration date is July 17, 2002, unless we extend the period of time during which this offer will remain open. We currently have no intention of extending the deadline, and in any case we cannot extend the deadline for any one person or group of people. However, in the event that we do extend this offer beyond July 17, 2002 then you must deliver a properly completed election form and other required documentation before the extended expiration date.

    THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY NOTICES TO CHANGE YOUR ELECTION FROM "ACCEPT" TO "REJECT" OR "REJECT" TO "ACCEPT" AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

    DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility, including time of receipt, and acceptance of any surrender of options. Our determination of these matters will be final and binding on all parties. Furthermore, subject to our compliance with Rule 13e-4 under the Exchange Act, we reserve the right to reject any or all surrenders of options in our discretion. We have reserved the right at our discretion to reject requests to exchange eligible options. We have reserved this right solely in an effort to protect for our employees the tax status of any incentive stock options that our employees decide not to tender in this offer. See "Summary Term Sheet--Q.21. What happens if I elect not to surrender any options pursuant to this offer?" We further reserve the right to waive any of the conditions of this offer or any defect or irregularity in any surrender of any particular options or for any particular optionholder. This is a one-time offer, and we will strictly enforce this offer period, subject only to an extension which we may grant in our sole discretion.

    OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. By requesting that we accept your options for exchange under this offer, you accept the terms and conditions of this offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR SURRENDERED OPTIONS THROUGH THIS OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THIS OFFER. THE PROMISE TO GRANT STOCK OPTIONS WHICH WE WILL GIVE YOU REFLECTS THIS COMMITMENT. Subject to our rights to extend, terminate and amend this offer, and subject to our right to reject all requests for exchange at our discretion, we expect that we will accept for exchange all eligible options which you properly surrender to us prior to the expiration of this offer and which you have not withdrawn.

    You may not receive new options if Sepracor enters into a merger or other similar transaction in which there is a change in control of Sepracor prior to the grant of new options.

4.  CHANGE IN ELECTION.

    You may only change your election to request that we exchange your options by following the procedures described in this section. You may not request that we exchange partial option grants. If you request that we exchange your options and you later want to change your request, you must do so with respect to all eligible options of a particular grant. Similarly, if you elect not to request that we exchange your options and you later want to change your request, you must do so with respect to all eligible options of a particular grant.

    To change your election, you must deliver a new election form to Melissa Klinkhamer by facsimile at (508) 357-7498 or by mail at 84 Waterford Drive, Marlborough, Massachusetts 01752. The change in election form must be clearly dated after your original election form. If you are changing your election in order to accept the offer, the new election form must include the information regarding the eligible options you wish to surrender for exchange. Once we receive a new election form submitted by you, your previously submitted election form will be disregarded.

    To withdraw a full option grant you previously requested that we exchange, you must deliver a notice of withdrawal to Melissa Klinkhamer as described above. The notice of withdrawal must be clearly dated after your original election form and any subsequent new election forms.

    You may change your election or withdraw your tendered options at any time before 5:00 p.m., Eastern Daylight Time, on the expiration date, July 17, 2002. If we extend this offer beyond that time, you may change your election or withdraw your tendered options at any time until the extended expiration of this offer. In addition, unless we accept your options for exchange prior to August 14, 2002, the date that is 40 business days from the commencement of the offer, you may withdraw your tendered options at any time after the expiration date.

    Neither we nor any other person is obligated to give notice of any defects or irregularities in any new election form or notice of withdrawal, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the validity and form, including time of receipt, of new election forms and notices of withdrawal. Our determinations of these matters will be final and binding.

5.  ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF NEW OPTIONS.

    Subject to our rights to extend, terminate and amend this offer, and subject to our right to reject all requests for exchange at our discretion, we expect that we will accept promptly after the expiration of this offer all eligible options which you properly surrender to us prior to the expiration date which you have not withdrawn and we will notify you of our acceptance on the date this offer expires.

    If we accept the options that you surrender for exchange in this offer, then you will not be granted any additional options during the six month and one day period from the date the offer expires to the date when we grant your new options. This is necessary to avoid incurring any compensation expense against our earnings because of accounting rules that could apply to interim option grants as a result of this offer.

    For purposes of this offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn when we give oral or written notice to the optionholders of our acceptance for exchange of such options, which may be by company-wide (including our wholly-owned subsidiaries) mail or email or by issuance of a press release. We have reserved the right at our discretion to reject requests to exchange eligible options. We have reserved this right solely in an effort to protect for our employees the tax status of any incentive stock options that our employees decide not to tender in this offer. See "Summary Term Sheet--Q.21. What happens if I elect not to surrender any options pursuant to this offer?" Subject to our rights to extend, delay, terminate or amend this offer, we currently expect that we will accept promptly following the expiration date all properly tendered options that are not validly withdrawn.

    As soon as reasonably practicable after we accept options surrendered for exchange, we will send each tendering optionholder a notice indicating the number of shares subject to the options that have been accepted for exchange and which have been cancelled, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

    IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF SEPRACOR OR ONE OF OUR WHOLLY-OWNED SUBSIDIARIES ON THE DATE THE OFFER EXPIRES OR THE DATE WHEN WE GRANT THE NEW OPTIONS, THEN YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR SURRENDERED OPTIONS. THIS MEANS THAT IF YOU DIE, BECOME DISABLED, TERMINATE YOUR EMPLOYMENT WITH OR WITHOUT GOOD REASON OR WE TERMINATE

YOUR EMPLOYMENT WITH OUR WITHOUT CAUSE BEFORE THE DATE WHEN WE GRANT THE NEW OPTIONS, THEN YOU WILL NOT RECEIVE ANYTHING FOR THE OPTIONS THAT YOU SURRENDERED AND WE CANCELLED.

    YOU MAY NOT RECEIVE NEW OPTIONS IF SEPRACOR ENTERS INTO A MERGER OR OTHER SIMILAR TRANSACTION IN WHICH THERE IS A CHANGE IN CONTROL OF SEPRACOR PRIOR TO THE GRANT OF NEW OPTIONS.

6.  CONDITIONS OF THIS OFFER.

    We will not be required to accept any options surrendered to us. We have reserved this right in an effort to protect the tax status of incentive stock options that are not surrendered, as further explained in the Summary Term Sheet "Q.21--What happens if I elect not to surrender any options pursuant to this offer?" Additionally, we may terminate or amend this offer, or postpone our acceptance and cancellation of any options surrendered to us, in each case, subject to Rule 13e-4(f)(5) promulgated under the Exchange Act, if at any time prior to the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgment, it is inadvisable for us to proceed with this offer:

    (a) any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the surrendered options, the issuance of new options, or otherwise relates to this offer or that, in our reasonable judgment, could materially and adversely affect our business, condition, financial or other, income, operations or prospects or materially impair the benefits we believe we will receive from this offer;

    (b) any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

        (i) make it illegal for us to accept some or all of the surrendered options or to issue some or all of the new options or otherwise restrict or prohibit consummation of this offer or otherwise relate to this offer;

        (ii) delay or restrict our ability, or render us unable, to accept the surrendered options for exchange or to issue new options for some or all of the surrendered options;

       (iii) materially impair the benefits we believe we will receive from this offer; or

        (iv) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

    (c) there is any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

    (d) there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles which could or would require us to record a compensation expense against our earnings in connection with this offer for financial reporting purposes;

    (e) another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

        (i) any person, entity or "group", within the meaning of
            Section 13(d)(3) of the Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group is formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this offer;

        (ii) any such person, entity or group that has filed a Schedule 13D or
             Schedule 13G with the SEC on or before the date of this offer has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

       (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; or

    (f) any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that in our reasonable judgment is materially adverse to us.

    The conditions to this offer are for our benefit. We may assert them in our discretion prior to the expiration date and we may waive them at any time and from time to time prior to the expiration date, whether or not we waive any other condition to this offer. Our failure to exercise any of these rights is not a waiver of any of these rights, and the waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon everyone.

7.  PRICE RANGE OF COMMON STOCK.

    Our common stock is traded on The Nasdaq National Market under the symbol "SEPR". The following table shows, for the periods indicated, the high and low sales prices per share of our common stock.

                                                               HIGH       LOW
                                                             --------   --------
Fiscal Year Ended December 31, 2000
  First Quarter............................................  $126.81     $45.06
  Second Quarter...........................................  $125.00     $57.75
  Third Quarter............................................  $140.00     $90.50
  Fourth Quarter...........................................  $124.81     $61.50

Fiscal Year Ended December 31, 2001
  First Quarter............................................  $ 81.88     $24.81
  Second Quarter...........................................  $ 46.20     $23.45
  Third Quarter............................................  $ 46.28     $30.00
  Fourth Quarter...........................................  $ 60.05     $35.09

Fiscal Year Ending December 31, 2002
  First Quarter............................................  $ 57.25     $17.15
  Second Quarter (through June 14, 2002)...................  $ 19.75     $ 9.18

    As of June 14, 2002, the last reported sale price of our common stock as reported by The Nasdaq National Market was $10.14 per share.

    We recommend that you obtain current market quotations for our common stock before deciding whether to elect to surrender your eligible options.

8.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

    CONSIDERATION. For every one share of common stock for which your surrendered option is exercisable, you will receive an option to purchase one share. The new options to be granted pursuant to this offer will have the same vesting schedule, including having vested in accordance with their original terms during the period between the date this offer expires and the date when the new options are granted, as the old options which are accepted in this offer and cancelled.

    The exercise price of the new options will equal the closing price of a share of common stock as reported by The Nasdaq National Market on the date of grant, which will be six months plus one day after the expiration of this offer.

    As of June 7, 2002, there were issued and outstanding options to purchase approximately 5,347,388 shares of our common stock that are eligible to participate in this offer. If all outstanding eligible options are exchanged, we will grant new options to purchase a total of approximately 5,348,238 shares of our common stock. Assuming all such options are issued, the common stock issuable upon exercise of the new options will equal approximately 6.4% of the total shares of our common stock outstanding as of June 7, 2002. We will issue the new options surrendered from our 1991 plan under our 2002 plan, all options surrendered from our 1997 plan under our 1997 plan and all options surrendered from our 2000 plan under our 2000 plan.

    TERMS OF NEW OPTIONS. We will enter into a new option agreement with each optionholder who requests that we exchange his or her options in this offer and which we have elected to exchange. The terms and conditions of the new options may vary from the terms and conditions of the options surrendered for exchange. Because we will not grant new options until six months plus one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the surrendered options. The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

    You may not receive options if Sepracor enters into a merger or other similar transaction in which there is a change in control of Sepracor prior to the grant of new options.

    The following descriptions of the 1997 plan, the 2000 plan, the 2002 plan and the form of the new option agreements are summaries and are not complete. Complete information about the option plan and the new options is included in the option plan and the form of the new option agreement to be entered into between you and us. The 1997 plan, the 2000 plan, the 2002 plan and the form of the new option agreements are on file with the SEC as exhibits to the Schedule TO which was filed in connection with this offer. Please contact Timothy Potter at (508) 357-7346 to request copies of the 1997 plan, the 2000 plan, the 2002 plan or the form of the new option agreements. We will provide copies promptly and at our expense.

    1997 PLAN

    GENERAL. The maximum number of shares of common stock issuable in connection with options granted under the 1997 plan is 1,000,000 shares. No one person may receive options to purchase more than 500,000 shares under the 1997 plan in any one fiscal year. The 1997 plan only permits us to grant nonqualified options, which are options that do not qualify as incentive stock options. New options that are issued upon surrender of nonqualified stock options under our 1997 plan will be issued as nonqualified stock options under our 1997 plan.

    ADMINISTRATION. The 1997 plan is administered by our board of directors. The board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 1997 plan and to interpret the provisions of the 1997 plan. The board of directors may delegate authority under the 1997 plan to executive officers under certain conditions and to one or more committees of the board. The board has authorized the compensation committee to administer certain aspects of the 1997 plan, including the granting of options to employees.

    TERM. The term of each option granted under the plan is fixed by the board of directors, Compensation Committee or any other committee of the board to which the board delegates authority, as the case may be, at the time of grant, but may not exceed ten years. The new options to be granted in connection with the exchange will have the same term as the original option surrendered in exchange for the new option.

    TERMINATION. In the event you are granted a new option under the 1997 plan and your employment with us is terminated, your new option will be exercisable, to the extent of the number of shares then vested, (a) within one year of termination, if the termination is the result of your death or disability, or
(b) within 30 days of termination for any other reason except your termination for cause. However, in no event will a new option be exercisable after its expiration date. The new option agreements will provide that an employee's options will terminate immediately if his or her employment terminates for "cause." "Cause" means willful misconduct by the optionee or willful failure by the optionee to perform his or her responsibilities for us (including, without limitation, breach by the optionee of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the optionee and us), as determined by us, which determination will be conclusive. The optionee is considered to have been discharged for "cause" if we determine, within 30 days after the optionee's resignation, that discharge for cause was warranted.

    EXERCISE PRICE. The new options will have an exercise price equal to the closing price of our common stock as reported by The Nasdaq National Market on the date of grant of the new option.

    PAYMENT OF EXERCISE PRICE. Common stock purchased upon the exercise of a new option granted under the plan can be paid for as follows:

    - in cash or by check, payable to the order of Sepracor;

    - (i) by delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to Sepracor sufficient funds to pay the exercise price, or delivery by the optionee to Sepracor of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to Sepracor cash or a check sufficient to pay the exercise price, or (ii) by delivery of shares of common stock owned by the optionee valued at their fair market value as determined by the board of directors in good faith, which common stock was owned by the optionee at least six months prior to such delivery;

    - (i) by delivery of a promissory note of the optionee to Sepracor on terms determined by the board of directors, or (ii) by payment of such other lawful consideration as the board of directors may determine; or

    - any combination of the above permitted forms of payment.

    VESTING AND EXERCISE. The board of directors, compensation committee or any other committee of the board to which the board delegates authority, as the case may be, has the authority to determine the time or times at which options granted under the plan may be exercised and may also accelerate the exercisability of options. The new options will have the same vesting schedule, including having vested in accordance with their original terms during the period between the date this offer expires and the date when the new options are granted, as the old options accepted in the offer and cancelled.

    ADJUSTMENTS UPON CERTAIN EVENTS. The plan contains provisions for the treatment of options in the event of a merger or consolidation or our complete liquidation.

    Upon a "Change of Control Event" all outstanding options immediately vest. As defined in the 1997 plan, a "Change of Control Events" means: (a) an individual, entity or group becomes the beneficial owner of 50% or more of our outstanding voting securities; (b) we are merged or consolidated with or into another corporation where, upon effectiveness of such merger or consolidation, our stockholders immediately prior to such merger or consolidation hold 50% or less of the voting securities of the corporation surviving such merger or consolidation; (c) any sale of all, or substantially all, of our assets; or (d) our complete liquidation.

    If the outstanding shares of common stock are changed by reason of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spinoff or other similar change in capitalization or event, or any distribution to holders of common stock other than a normal cash dividend, the board of directors will appropriately adjust the relevant terms and provisions of outstanding options to the extent it shall determine, in good faith, that such adjustment is necessary and appropriate.

    TAX CONSEQUENCES. You should refer to Section 13 below for a discussion of the material U.S. federal income tax consequences of the new options and the eligible options, as well as the consequences of this offer. We recommend that you consult with your own tax advisor to determine the specific tax consequences of this offer to you.

    REGISTRATION OF OPTION SHARES. All shares of common stock issuable upon exercise of options under the 1997 plan have been, or prior issuance will be, registered under the Securities Act of 1933 on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of Sepracor, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

    2000 PLAN

    GENERAL. The maximum number of shares of common stock issuable in connection with options granted under the 2000 plan is 4,000,000 shares. No one person may receive options to purchase more than 500,000 shares under the 2000 plan in any one fiscal year. The 2000 plan permits us to grant options intended to qualify as incentive stock options under the Internal Revenue Code and nonqualified options, which are options that do not qualify as incentive stock options. Subject to the limitations of the Internal Revenue Code, the new options that are issued upon surrender of incentive stock options are intended to qualify as incentive stock options. New options that are issued upon surrender of nonqualified stock options will be nonqualified stock options.

    ADMINISTRATION. The 2000 plan is administered by our board of directors. The board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2000 plan and to interpret the provisions of the 2000 plan. The board of directors may delegate authority under the 2000 plan to one or more committees of the board. The board has authorized the compensation committee to administer certain aspects of the 2000 plan, including the granting of options to executive officers. Subject to any applicable limitations contained in the 2000 plan, the board, the compensation committee, or any other committee to whom the board delegates authority, as the case may be, selects the recipients of awards and determines (i) the number of shares of our common stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options, (iii) the duration of options, (iv) the number of shares of common stock subject to any restricted stock or other stock-based awards and (v) the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

    TERM. The term of each option granted under the plan is fixed by the board of directors, compensation committee or any other committee of the board to which the board delegates authority, as the case may be, at the time of grant, but may not exceed ten years. The new options to be granted in connection with the exchange will have the same term as the original option surrendered in exchange for the new option.

    TERMINATION. In the event you are granted a new option under the 2000 plan and your employment with us is terminated, your new option will be exercisable, to the extent of the number of shares then vested, (a) within one year of termination, if the termination is the result of your death or disability, or
(b) within 30 days of termination for any other reason except your termination for cause. However, in no event will a new option be exercisable after its expiration date. The new option agreements will provide that an employee's options will terminate immediately if his or her employment terminates for "cause." "Cause" means willful misconduct by the optionee or willful failure by the optionee to perform his or her responsibilities for us (including, without limitation, breach by the optionee of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the optionee and us), as determined by us, which determination will be conclusive. The optionee is considered to have been discharged for "cause" if we determine, within 30 days after the optionee's resignation, that discharge for cause was warranted.

    EXERCISE PRICE. The new options will have an exercise price equal to the closing price of our common stock as reported by The Nasdaq National Market on the date of grant of the new option.

    PAYMENT OF EXERCISE PRICE. Common stock purchased upon the exercise of a new option granted under the plan can be paid for as follows:

    - in cash or by check, payable to the order of Sepracor;

    - (i) by delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to Sepracor sufficient funds to pay the exercise price, or delivery by the optionee to Sepracor of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to Sepracor cash or a check sufficient to pay the exercise price, or (ii) by delivery of shares of common stock owned by the optionee valued at their fair market value as determined by the board of directors in good faith, which common stock was owned by the optionee at least six months prior to such delivery;

    - (i) by delivery of a promissory note of the optionee to Sepracor on terms determined by the board of directors, or (ii) by payment of such other lawful consideration as the board of directors may determine; or

    - any combination of the above permitted forms of payment.

    VESTING AND EXERCISE. The board of directors, compensation committee or any other committee of the board to which the board delegates authority, as the case may be, has the authority to determine the time or times at which options granted under the plan may be exercised and may also accelerate the exercisability of options. The new options will have the same vesting schedule, including having vested in accordance with their original terms during the period between the date this offer expires and the date when the new options are granted, as the old options accepted in the offer and cancelled.

    ADJUSTMENTS UPON CERTAIN EVENTS. The plan contains provisions for the treatment of options in the event of a merger or consolidation or our complete liquidation.

    In the event of a "Change of Control" all outstanding options immediately vest. As defined in the 2000 plan, a "Change in Control" means: (a) any merger or consolidation which results in our voting securities outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 30% of the combined voting power of our voting securities or of such surviving or acquiring entity outstanding immediately after such merger or consolidation; (b) any sale or all, or substantially all of our assets; or (c) our complete liquidation.

    If the outstanding shares of common stock are changed by reason of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of common stock other than a normal cash dividend, the board of directors will appropriately adjust the relevant terms and provisions of outstanding options to the extent it shall determine, in good faith, that such adjustment is necessary and appropriate.

    TAX CONSEQUENCES. You should refer to Section 13 below for a discussion of the material U.S. federal income tax consequences of the new options and the eligible options, as well as the consequences of this offer. We recommend that you consult with your own tax advisor to determine the specific tax consequences of this offer to you.

    REGISTRATION OF OPTION SHARES. All shares of common stock issuable upon exercise of options under the 2000 plan have been, or prior to issuance will be, registered under the Securities Act of 1933 on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of Sepracor, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

    2002 PLAN

    GENERAL. The maximum number of shares of common stock issuable in connection with options granted under the 2002 plan is 500,000 shares. The 2002 plan only permits us to grant nonqualified options, which are options that do not qualify as incentive stock options. New options that are issued upon surrender of either incentive stock options or nonqualified stock options under our 1991 plan will be nonqualified stock options under our 2002 plan.

    ADMINISTRATION. The 2002 plan is administered by our board of directors. The board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2002 plan and to interpret the provisions of the 2002 plan. The board of directors may delegate authority under the 2002 plan to one or more committees of the board. The board has authorized the compensation committee to administer certain aspects of the 2002 plan, including the granting of options to employees.

    TERM. The term of each option granted under the plan is fixed by the board of directors, compensation committee or any other committee of the board to which the board delegates authority, as the case may be, at the time of grant, but may not exceed ten years. The new options to be granted in connection with the exchange will have the same term as the original option surrendered in exchange for the new option.

    TERMINATION. In the event you are granted an option under the 2002 plan and your employment with us is terminated, your new option will be exercisable, to the extent of the number of shares then vested, (a) within one year of termination, if the termination is the result of your death or disability, or
(b) within 30 days of termination for any other reason except your termination for cause. However, in no event will a new option be exercisable after its expiration date. The new option agreements will provide that an employee's options will terminate immediately if his or her employment terminates for "cause." "Cause" means willful misconduct by the optionee or willful failure by the optionee to perform his or her responsibilities for us (including, without limitation, breach by the optionee of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the optionee and us), as determined by us, which determination will be conclusive. The optionee is considered to have been discharged for "cause" if we determine, within 30 days after the optionee's resignation, that discharge for cause was warranted.

    PAYMENT OF EXERCISE PRICE. Common stock purchased upon the exercise of a new option granted under the plan shall be paid for as follows:

    - in cash or by check, payable to the order of Sepracor;

    - (i) by delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to Sepracor sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the optionee to Sepracor of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to Sepracor cash or a check sufficient to pay the exercise price and any required tax withholding;

    - by delivery of shares of common stock owned by the optionee valued at their fair market value as determined by the board or directors in good faith, provided such method of payment is then permitted under applicable law and such common stock, if acquired directly from Sepracor was owned by the optionee at least six months prior to such delivery;

    - (i) by delivery of a promissory note of the optionee to Sepracor on terms determined by the board of directors, or (ii) by payment of such other lawful consideration as the board of directors may determine; or

    - by any combination of the above permitted forms of payment.

    VESTING AND EXERCISE. The board of directors, compensation committee or any other committee of the board to which the board delegates authority, as the case may be, has the authority to determine the time or times at which options granted under the plan may be exercised and may also accelerate the exercisability of options. The new options will have the same vesting schedule, including having vested in accordance with their original terms during the period between the date this offer expires and the date when the new options are granted, as the old options accepted in the offer and cancelled.

    ADJUSTMENTS UPON CERTAIN EVENTS. The plan contains provisions for the treatment of options in the event of a merger or consolidation or our complete liquidation.

    In the event of a "Change of Control" all outstanding options immediately vest. As defined in the 2002 plan, a "Change in Control" means: (a) an individual, entity or group becomes the beneficial owner of 30% or more of either the then-outstanding shares of our common stock or the combined voting power of the then-outstanding of our securities entitled to vote generally in an election of our directors; (b) such time as our continuing directors do not constitute a majority of our board of directors or, if applicable, of the board of directors of our successor corporation; or (c) under certain conditions, the consummation of a merger, consolidation, recapitalization or statutory share exchange involving us or a sale or disposition of all or substantially all of our assets.

    If the outstanding shares of common stock are changed by reason of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of common stock other than a normal cash dividend, the board of directors will appropriately adjust the relevant terms and provisions of outstanding options to the extent it shall determine, in good faith, that such adjustment is necessary and appropriate.

    TAX CONSEQUENCES. You should refer to Section 13 below for a discussion of the material U.S. federal income tax consequences of the new options and the eligible options, as well as the consequences of this offer. We recommend that you consult with your own tax advisor to determine the specific tax consequences of this offer to you.

    REGISTRATION OF OPTION SHARES. All shares of common stock issuable upon exercise of options under the 2002 plan have been, or prior to issuance will be, registered under the Securities Act of 1933 on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of

Sepracor, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

9.  INFORMATION ABOUT SEPRACOR; SUMMARY FINANCIAL INFORMATION; RISK FACTORS

    Our principal corporate offices are located at 84 Waterford Drive, Marlborough, Massachusetts 01752. Our common stock is listed by The Nasdaq National Market under the symbol "SEPR".

    See "Additional Information" in Section 16 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

    FINANCIAL INFORMATION: The information set forth in Exhibit 13 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and the information set forth on pages 3 through 9 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 are incorporated herein by reference.

                         SUMMARY FINANCIAL INFORMATION

    The following summary historical consolidated financial data should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2001 and our unaudited consolidated financial statements for the interim period ended March 31, 2002 incorporated by reference in this document. The consolidated statements of operations data for the years ended December 31, 2001 and 2000, and the consolidated balance sheet data as of December 31, 2001 and 2000, have been derived from our audited consolidated financial statements incorporated by reference in this document. The consolidated statements of operations data for the three months ended March 31, 2002 and 2001, and the consolidated balance sheet data as of March 31, 2002, are derived from unaudited condensed consolidated financial statements incorporated by reference in this document.

    Results for the three months ended March 31, 2002, are not necessarily indicative of the expected results for the full year.

                                                                                      THREE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,          MARCH 31,
                                                         -------------------------   ---------------------
                                                            2001          2000         2002        2001
                                                         -----------   -----------   ---------   ---------
                                                                                          (UNAUDITED)
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Product sales........................................   $ 125,248     $  57,160    $  46,777   $  28,449
  Royalties and other..................................      25,663         2,573       10,071       5,491
  Collaborative research and development...............          --         3,573           --          --
  License fees and other...............................       1,184        21,939           --          --
                                                          =========     =========    =========   =========
Total revenues.........................................     152,095        85,245       56,848      33,940
Costs and expenses:
  Cost of revenue......................................      15,904        14,334        5,807       5,271
  Research and development.............................     231,278       170,759       61,521      49,507
  Selling, marketing, distribution and general and
    administrative and patent costs....................     131,386        98,398       49,504      25,953
                                                          =========     =========    =========   =========
Total costs and expenses...............................     378,568       283,491      116,832      80,731
                                                          =========     =========    =========   =========
Loss from operations...................................    (226,473)     (198,246)     (59,984)    (46,791)
Other income (expense):
  Interest income......................................      25,669        41,919        5,134       9,124
  Interest expense.....................................     (47,793)      (47,760)     (18,215)    (11,723)
  Debt conversion expense(1)...........................          --            --      (40,956)         --
  Equity in investee gains (losses)(2).................      (1,601)        3,501         (612)         --
  Other(3).............................................         997        (7,051)        (172)        235
  Gain on sale of affiliate stock(4)...................      23,034            --           --          --
                                                          =========     =========    =========   =========
Net loss before minority interest......................    (226,167)     (207,637)    (114,805)    (49,155)
Minority interest in subsidiary........................       2,152         3,620           --       1,125
                                                          =========     =========    =========   =========
Net loss...............................................   $(224,015)    $(204,017)   $(114,805)  $ (48,030)
Basic and diluted net loss per common share............   $   (2.89)    $   (2.80)   $   (1.45)  $   (0.63)
Shares used in computing basic and diluted net loss per
  common share:
  Basic and diluted....................................      77,534        72,757       79,295      76,473
                                                          =========     =========    =========   =========

                                                                   DECEMBER 31,         MARCH 31,
                                                              ----------------------   -----------
                                                                2001         2000         2002
                                                              ---------   ----------   -----------
                                                                         (IN THOUSANDS)
                                                                                       (UNAUDITED)
BALANCE SHEET DATA:
Cash and short and long-term investments....................  $ 904,389   $  634,479   $  817,021
Total assets................................................  1,093,531      750,958    1,006,749
Long-term debt..............................................  1,260,817      853,922    1,163,780
Stockholders' equity (deficit)..............................  $(313,702)  $ (214,674)  $ (293,381)

--------------------------

(1) Represents non-cash inducement costs incurred from the exchange of convertible subordinated debt into shares of Sepracor common stock.

(2) Represents Sepracor's portion of BioSphere Medical Inc. losses for the three months ended March 31, 2002. Represents Sepracor's portion of BioSphere Medical, Inc. losses in 2001, Sepracor's portion of HemaSure Inc. losses and a gain of $5,000 resulting from the release of a HemaSure loan guarantee in 2000 as a result of HemaSure Inc.'s repayment in full of the loan.

(3) Includes $7,497 in expenses relating to prepaid interest and fees for the conversion of 6.25% convertible subordinated debentures in 2000.

(4) Represents Sepracor's gain on the sale of 2.6 million shares of BioSphere Medical Inc. common stock in 2001.

                                  RISK FACTORS

    Participation in this offer involves a number of potential risks, including those described below. The risks described below, the risk factors under the heading entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed on April 1, 2002 and the risk factors under the heading entitled "Factors Affecting Future Operating Results" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 filed on May 13, 2002 highlight the material risks of participating in this offer. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding whether to surrender or not surrender options in this offer. In addition, we strongly urge you to read the rest of these materials for a fuller discussion of the risks which may apply to you before deciding whether to surrender or not surrender your options in this offer.

                 ECONOMIC RISKS OF PARTICIPATING IN THIS OFFER

IF OUR STOCK PRICE INCREASES AFTER THE DATE YOU SURRENDER YOUR EXISTING OPTIONS, YOUR SURRENDERED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE NEW OPTIONS THAT YOU RECEIVE IN EXCHANGE FOR THEM.

    The exercise price of any new options granted to you in return for your surrendered options will be the fair market value of a share of common stock on the date of grant, as determined by the closing price reported by The Nasdaq National Market on the date of grant. You will be at risk of any such increase in our common stock price before the grant date of the new options for these or any other reasons. Before the date we grant the new options, our shares could increase or decrease in value, and the exercise price of the new options could be higher or lower than the exercise price of options you elect to have cancelled as part of this offer. Among the factors that could cause our stock price to increase or decrease are:

    - quarterly variations in our operating results;

    - changes in revenue or earnings estimates or publication of research reports by analysts;

    - speculation in the press or investment community;

    - strategic actions by us or our competitors, such as acquisitions or restructurings;

    - developments, including results of clinical trials, timing of regulatory filings, regulatory actions and other developments, with respect to our product candidates;

    - general market conditions; and

    - domestic and international economic factors unrelated to our performance.

IF WE ARE ACQUIRED BEFORE WE GRANT NEW OPTIONS AS PART OF THIS PROGRAM, DEPENDING ON THE TERMS OF THE ACQUISITION, YOU MAY NOT RECEIVE STOCK OPTIONS NOR WILL YOU RECEIVE ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR SURRENDERED OPTIONS AND/OR YOU MAY BE DEPRIVED OF ANY FUTURE PRICE APPRECIATION IN THE SHARES SUBJECT TO THE NEW OPTIONS.

    It is possible that, prior to the grant of new options, we could enter into an agreement for a merger or other similar transaction that could result in a material change in our business or management. We expect that we will negotiate with such acquiring or surviving company to honor our promise to grant stock options. If we are not successful in these negotiations, you will not receive stock options nor will you receive any other consideration in exchange for your surrendered options.

    In addition, depending on the structure or the type of the transaction, if you surrender options you might be deprived of any future price appreciation in the shares subject to the new options and you might receive an option to purchase a security other than our common stock.

IF YOU PARTICIPATE IN THIS OFFER, YOU WILL NOT BE ELIGIBLE TO RECEIVE ANY OPTION GRANTS UNTIL JANUARY 20, 2003 AT THE EARLIEST.

    Employees are generally eligible to receive option grants at any time that our board of directors or compensation committee chooses to make them. However, if you participate in this offer, you will not be eligible to receive any option grants until January 20, 2003 at the earliest because of potentially adverse accounting consequences to us if we grant options to you earlier.

IF YOUR EMPLOYMENT TERMINATES PRIOR TO THE GRANT OF THE NEW OPTIONS, YOU WILL RECEIVE NEITHER A NEW OPTION NOR THE RETURN OF YOUR SURRENDERED OPTION.

    Once your option is surrendered and accepted by us, it is gone for good. Accordingly, if your employment with us or one of our wholly-owned subsidiaries terminates for any reason prior to the grant date of the new options, you will have the benefit of neither the surrendered option nor the new options. The new options will be granted on the first business day that is at least six months plus one day after the expiration of this offer.

         TAX-RELATED RISKS OF RECEIVING AND PARTICIPATING IN THIS OFFER

YOUR NEW OPTION MAY BE A NONQUALIFIED STOCK OPTION, WHEREAS YOUR SURRENDERED OPTION MAY HAVE BEEN AN INCENTIVE STOCK OPTION.

    If your surrendered option was an incentive stock option issued under the 2000 plan, your new option will be an incentive stock option, but only to the extent it qualifies as such under the Internal Revenue Code. For options to qualify as incentive stock options, the value of shares subject to the options and any other incentive stock options issued by us or our parent or subsidiary corporations that first become exercisable by you in any calendar year cannot exceed $100,000, as determined using the value of the shares on the grant date of the option. It is possible that by participating in this exchange, your options will exceed this limit and will be treated as nonqualified stock options to the extent of that excess. In general, nonqualified stock options may be less favorable to you from a tax perspective.

    All new options that are issued upon surrender of cancelled incentive stock options originally issued under the 1991 plan and granted under the 2002 plan will be nonqualified stock options. We strongly suggest that you consult with your tax advisor to evaluate the tax implications of exchanging incentive stock options for nonqualified stock options.

EVEN IF YOU ELECT NOT TO PARTICIPATE IN THIS OFFER, YOUR INCENTIVE STOCK OPTIONS MAY BE AFFECTED.

    We believe that this offer will not change the U.S. federal income tax treatment of subsequent exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in this offer. However, there is a risk that the IRS may characterize this offer as a "modification" of your eligible incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of any incentive stock option that could be exchanged (whether or not it was exchanged). This does not necessarily mean that our offer will be viewed the same way, and, in fact, we believe that we have structured this offer so as to mitigate this risk. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options that can be surrendered. A successful assertion by the IRS of this position could extend the options' requisite holding periods to qualify for favorable tax treatment and could also convert some incentive stock options into nonqualified stock options.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

    The following is a list of our directors and executive officers, their positions and offices held, and their beneficial ownership of our common stock and options as of May 31, 2002:

                                                             SHARES OF
                                                           COMMON STOCK
                                                            UNDERLYING      PERCENT OF     SHARES OF      PERCENT OF
                                                              OPTIONS          TOTAL      COMMON STOCK   TOTAL COMMON
                                                           BENEFICIALLY       OPTIONS     BENEFICIALLY      STOCK
NAME                          POSITION AND OFFICES HELD     OWNED(#)(1)     OUTSTANDING      OWNED       OUTSTANDING
----                          -------------------------   ---------------   -----------   ------------   ------------
Timothy J. Barberich(2).....  Chairman of the Board and      1,530,513          12.4%        912,671          1.1%
                              Chief Executive Officer
William J. O'Shea...........  President and Chief              380,833           3.1           4,367            *
                              Operating Officer
David P. Southwell(3).......  Executive Vice President;        463,833           3.8         124,370            *
                              Chief Financial Officer
                              and Secretary
Paul D. Rubin, M.D.(4)......  Executive Vice President,        504,168           4.1           1,906            *
                              Drug Development and ICE
                              Research
Robert F. Scumaci(5)........  Executive Vice President,        268,334           2.2           3,493            *
                              Finance and
                              Administration and
                              Treasurer
Douglas E. Reedich, Ph.D.,    Senior Vice President,           198,000           1.6           1,622            *
J.D.........................  Legal Affairs and Chief
                              Patent Counsel
James G. Andress............  Director                         137,332           1.1               0            *
Digby W. Barrios............  Director                         118,666             *           2,000            *
Robert J. Cresci............  Director                          86,666             *               0            *
Keith Mansford, Ph.D........  Director                         102,666             *             200            *
James F. Mrazek(6)..........  Director                         137,332           1.1         155,298            *
Alan A. Steigrod............  Director                          86,666             *           4,000            *

------------------------------

*   Represents holdings of less than one percent.

(1) The share amounts set forth the number of shares of our common stock which the person has the right to acquire within 60 days after May 31, 2002 upon exercise of outstanding stock options.

(2) The number of shares of our common stock that Mr. Barberich is deemed to beneficially own includes an aggregate of 88,140 shares held in trust for Mr. Barberich's children, 62,708 shares held by Mr. Barberich's children, 70,000 shares held in trust for Mr. Barberich's wife and 1,742 shares held by Mr. Barberich's wife.

(3) The number of shares of our common stock that Mr. Southwell is deemed to beneficially own includes 80,000 shares held in a trust for Mr. Southwell's children.

(4) The number of shares of our common stock that Dr. Rubin is deemed to beneficially own includes 1,390 shares held by Dr. Rubin's children.

(5) The number of shares of our common stock that Mr. Scumaci is deemed to beneficially own includes 800 shares held in a trust for Mr. Scumaci's two children.

(6) The number of shares of our common stock that Mr. Mrazek is deemed to beneficially own including 155,298 shares held by a trust of which Mr. Mrazek is a trustee and beneficiary.

    The business address and telephone number of each director and executive officer is care of Sepracor Inc., 84 Waterford Drive, Marlborough, Massachusetts 01752, (508) 481-6700.

    All our full-time and part-time employees and the full-time and part-time employees of our wholly-owned subsidiaries other than members of our board of directors and our officers are eligible to participate in this offer. As of May 31, 2002, our directors and executive officers as a group beneficially owned 1,209,927 shares of our common stock which represents 1.4% of the outstanding shares of our common stock, and options to purchase an aggregate of 4,015,009 shares of our common stock, or 32.6% of the total options outstanding to purchase shares of our common stock under the option plans.

    Other than as described below, there have been no agreements, arrangements or understandings between us and any other person involving the options or our common stock during the 60 days prior to this offer, and there are no such currently proposed agreements, arrangements or understandings other than this offer. In addition, neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any of our affiliates or affiliates of our directors or executive officers, engaged in transactions involving the options or our common stock, during the 60 days prior to this offer, with the exception that such persons may have made periodic purchases pursuant to the provisions of our employee stock purchase plan.

    In addition, on June 3, 2002 our board of directors adopted a shareholder rights plan. Under the rights plan, each holder of our common stock as of the close of business on June 21, 2002, will receive one right for each share of common stock held. The rights will automatically trade with the underlying common stock and will not be exercisable. The rights will only become exercisable if a person acquires beneficial ownership of, or commences a tender offer for, 20 percent or more of our common stock, unless in either case, the transaction was approved by our board of directors. A summary of the rights plan is included in our Form 8-K filed with the SEC on June 4, 2002.

11. STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER.

    Many of our optionholders hold options with exercise prices significantly higher than the current market price of our common stock. We believe that it is in our best interest to offer these optionholders an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by repricing existing options, which would enable optionholders to immediately receive replacement options with a lower exercise price. However, the repriced options would be subject to variable accounting, which would require us to record additional compensation expense each quarter until the repriced options were exercised, cancelled or expired, which could have negative consequences on our earnings. Furthermore, if we were to cancel an option and grant another option with an exercise price that was lower than the exercise price of the cancelled option within the shorter of:

    - the six-month period immediately before the date when the option was cancelled, or

    - the period from the date of grant of the cancelled option to the date when the option was cancelled,

then the cancellation and exchange would be deemed a repricing that would result in variable accounting. The cancellation of an existing option and the grant of another option within this time period would also be deemed a repricing, even if the grant of the second option occurs before the cancellation of the first option.

    We believe that we can accomplish our goals of providing optionholders with the benefit of choosing whether they want to receive options that over time may have a greater potential to increase in value, without incurring additional current or future compensation expense because:

    - we will not grant any new options to participating optionholders until the first business day that is at least six months plus one day after the expiration of this offer,

    - the exercise price of all new options will be at the fair market value of our common stock on the future date when we grant the new options, and

    - we will not grant any new options to a participating optionholder unless that person tenders all options that have been granted to that optionholder within six months prior to the commencement of the offer and have an exercise price lower than the option with the highest exercise price tendered or as otherwise required under the accounting rules.

    Eligible options that are surrendered in connection with this offer will be cancelled if accepted for exchange. The shares of common stock underlying cancelled eligible options that had been granted under the option plans will be returned to the pool of shares available for grants of new awards or options under each such plan; PROVIDED, HOWEVER, that no further stock options or other awards will be granted under the 1991 plan.

12.  LEGAL MATTERS; REGULATORY APPROVALS.

    We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in this offer. If any such approval or other action should be required, we presently intend to seek the approval or take the action. This could require us to delay the exchange of options surrendered to us. We cannot assure you that we would be able to obtain any required approval or take any other required action.

13.  MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

UNITED STATES: MATERIAL FEDERAL INCOME TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN THE UNITED STATES

    The following is a general summary of the material federal income tax consequences of the exchange of old options for new options pursuant to this offer under the federal income tax laws of the United States. This discussion is based on the tax laws as of this date, which are subject to change, possibly on a retroactive basis. This information may be out of date at the time that you tender your old options, receive your new options, exercise your options and/or sell the shares you acquire on such exercise. This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of employees. Except as specifically set forth below, this summary does not address the tax consequences that may arise upon the sale of shares acquired by an optionholder under an option or upon the payment of any dividend on such shares. Further, this summary does not address the tax consequences that may arise as a result of a gift or other disposition (other than by sale) of shares acquired by an optionholder under an option.

    We recommend that you consult with your own tax advisor with respect to the tax consequences in your country of residence of participating in the offer to exchange, as well as any other federal, foreign, state, provincial or local tax consequences that may be applicable to you as a result of participating in the offer to exchange. Moreover, if you are a citizen or resident of a country other than the country in which you work, or are subject to the tax laws of more than one country, or change your residence or citizenship during the term of the options, the information contained below may not be applicable to you. All employees should consider obtaining professional advice regarding the applicability of tax laws.

    GENERAL. Optionholders who surrender outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the surrender of eligible options or at the time of the grant of the new options. We believe that the surrender of eligible options and the grant of the new options will be treated as a non-taxable exchange.

    Please note that through these materials, we are asking you whether you would like to make us an offer to exchange your options on the terms described in these materials, and that we have the right to

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reject any such offer that you may make to us. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of any incentive stock option that could be exchanged (whether or not it was exchanged). We believe that we have structured this offer so as to mitigate the risk that the IRS would make a similar assertion with respect to this offer. However, we do not know if the IRS will assert the position that our solicitation of requests constitutes a "modification" of incentive stock options that can be surrendered. A successful assertion by the IRS of this position could extend the options' requisite holding periods to qualify for favorable tax treatment and could also convert some incentive stock options into nonqualified stock options.

    INCENTIVE STOCK OPTIONS. You will not have income upon the grant of an incentive stock option. Also, except as described below, you will not have income when you exercise an incentive stock option if you have been employed by Sepracor or its corporate parent or majority-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date you exercise the option. If you have not been so employed during that time, then you will be taxed as described below under "Nonstatutory Stock Options."

    You will have income if you sell stock acquired under an incentive stock option at a profit (your sales proceeds exceed your exercise price). The type of income will depend on when you sell the stock. If you sell the stock more than two years after the option was granted and more than one year after you exercised the option, then all of your profit will be long-term capital gain. If you sell the stock prior to satisfying these waiting periods, then you will have engaged in a disqualifying disposition and a portion of your profit will be ordinary income and a portion may be capital gain. Upon a disqualifying disposition, you will have compensation income equal to the lesser of:

    - the value of the stock on the day you exercised the option less your exercise price; and

    - your profit.

If your profit exceeds the compensation income, then the excess profit will be capital gain. This capital gain will be long-term if you have held the stock for more than one year and otherwise will be short-term.

    If you sell the stock at a loss (your sales proceeds are less than your exercise price), then the loss will be a capital loss. This capital loss will be long-term if you have held the stock for more than one year and otherwise will be short-term.

    The alternative minimum tax treatment of incentive stock options differs from their treatment under the regular tax. You will have income for alternative minimum tax purposes when you exercise an incentive stock option. In many cases, this income will require you to pay taxes even though you have not sold the stock. In certain situations, you may be able to credit some of the alternative minimum tax you paid against your future regular taxes. The application of the alternative minimum tax and the use of any credit are complicated and depend upon your personal circumstances. We suggest that you consult your tax advisor.

    If your surrendered option was an incentive stock option issued under the 1997 plan or the 2000 plan, the new options will be granted as incentive stock options, to the maximum extent they qualify. For options to qualify as incentive stock options, however, the value of shares subject to the options and any other incentive stock options granted by us that first become exercisable in any calendar year cannot exceed $100,000, as determined using the grant date value of the shares. The excess will be deemed to be nonqualified stock options. You should note that, particularly if any of the new options will be treated as immediately vested, the new options may exceed the limit for incentive stock options.

    All new options issued upon surrender of cancelled incentive stock options originally issued under the Company's 1991 plan will be nonqualified stock options.

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    NONSTATUTORY, OR NONQUALIFIED, STOCK OPTIONS.  You will not have income upon the grant of a nonstatutory stock option. You will have compensation income when you exercise a nonstatutory stock option equal to the value of the stock on the day you exercised the option less your exercise price. When you sell the stock, you will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day you exercised the option. This capital gain or loss will be long-term if you have held the stock for more than one year and otherwise will be short-term.

    TAX RATES. Long-term capital gain will be subject to lower tax rates than short-term capital gain and compensation income. Compensation income will also be subject to a medicare tax and a social security tax, as applicable. Until January 1, 2003, however, the Internal Revenue Service has imposed a moratorium on the imposition of medicare and social security taxes upon the exercise and sale of stock acquired under an incentive stock option. Your actual tax rates will depend upon your personal circumstances.

    WITHHOLDING. If you are our employee, then your compensation income will be subject to withholding for income, medicare and social security taxes, as applicable. Until January 1, 2003, however, the Internal Revenue Service has imposed a moratorium on the withholding of income, medicare and social security taxes upon the exercise and sale of stock acquired under an incentive stock option. We will require you to make arrangements to satisfy this withholding obligation.

    TAX CONSEQUENCES TO US. There will be no tax consequences to us except that we will be entitled to a deduction when you have compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

CANADA: MATERIAL FEDERAL INCOME TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN CANADA

    The following summary is a general description of the principal Canadian federal income tax considerations generally applicable on the exchange of old options for new options pursuant to this offer. This summary is based on the current provisions of the INCOME TAX ACT (Canada) (the "Canadian Tax Act"), the regulations thereunder, and counsel's understanding of the current published administrative practices and policies of the Canada Customs and Revenue Agency, all in effect as of the date of this document. This summary takes into account all specific proposals to amend the Canadian Tax Act or the regulations publicly announced by the Minister of Finance (Canada) prior to the date of this document, although no assurances can be given that proposed amendments will be enacted in the form proposed, or at all. This summary does not take into account or anticipate any other changes in law, whether by judicial, governmental or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. This information may be out of date at the time that you tender your old options, receive your new options, exercise your options and/or sell the shares you acquire on such exercise. This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of employees. Except as specifically set forth below, this summary does not address the tax consequences that may arise upon the sale of shares acquired by an optionholder under an option or upon the payment of any dividend on such shares. Further, this summary does not address the tax consequences that may arise as a result of a gift or other disposition (other than by sale) of shares acquired by an optionholder under an option.

    We recommend that you consult with your own tax advisor with respect to the tax consequences in your country of residence of participating in the offer to exchange, as well as any other federal, foreign, provincial or local tax consequences that may be applicable to you as a result of participating in the offer to exchange. Moreover, if you are a citizen or resident of a country other than the country in which you work, or are subject to the tax laws of more than one country, or change your residence or

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citizenship during the term of the options, the information contained below may not be applicable to you. All employees should consider obtaining professional advice regarding the applicability of tax laws.

    GENERAL. This summary is generally applicable to persons who are resident in Canada for the purposes of the Canadian Tax Act and who, together with any related persons, own less than 50% of the issued shares of Sepracor Inc.

    EXCHANGE OF OPTIONS. The exchange of your existing options for the new options may be governed by certain rules in the Income Tax Act (Canada) which provide for a non-taxable exchange of options. If those rules do not apply, the cancellation of your existing options will be considered a disposition for Canadian tax purposes and you will be required to include the value of the consideration received for the cancellation of your existing options in computing your income from employment. In our view the value of the consideration will be nil because the exercise price of the new options will be equal to the fair market value of our stock on the date that the new options are granted.

    GRANT OF OPTIONS. We do not believe that you will be subject to tax when the new options are granted to you.

    EXERCISE OF OPTIONS. Subject to the deferral provisions discussed below, you will recognize taxable income upon the exercise of the new options in an amount equal to the difference between the fair market value of our stock on the date of exercise and the exercise price. You may be able to defer the taxation of your stock option benefit until the year you dispose of your securities. This tax deferral is subject to several conditions, including a CDN$100,000 annual vesting limit.

    If you are eligible to defer the taxation of your employee stock option benefit, you will have to file an election for the deferral to apply. Generally, you will file the election with your employer, disclosing the amount of stock option benefit that has been deferred. The election will be due on or before January 15 of the year following the year in which you acquired our common stock by exercising your option.

    The deferred stock option benefit will be reported on your T4 slip for the period during which you exercised your options to acquire our stock (based on the information provided to your employer). However, you will not have to include the benefit in your employment income that year. Instead, you will be responsible for including it in income in the year that you dispose of the related Sepracor common stock. If you become a non-resident or die before the Sepracor common stock is disposed of, the benefit will have to be included in income in that year, rather than in the year of the disposition.

    TRACKING THE CDN$100,000 ANNUAL LIMIT. The CDN$100,000 annual limit on the amount of options that you can be granted that are eligible for the deferral applies to the value of the stock options that vest each year. For this rule, the value of the stock options is generally the fair market value of the underlying Sepracor common stock at the time you were granted the options. Where there has been an exchange of options, or the securities have been subject to splits or consolidations, the initial fair market value must be adjusted to take into account these events.

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    Complying with the CDN$100,000 annual vesting limit will be your responsibility. Therefore, you will be expected to track your usage of the limit. A CDN$100,000 annual limit has been designed so that there is only one CDN$100,000 limit for the employee for each vesting year, rather than a separate limit per corporate group.

    REVOCATION OF AN ELECTION. You may decide after you have made the election that you do not want the deferral to apply to the particular Sepracor common stock that you have elected upon. You are allowed to revoke the election by filing a written revocation with the person with whom you filed the election. The deadline for filing such a Notice of Revocation is January 15 of the year following the year in which you acquired the Sepracor common stock.

    If you revoke your election, you are deemed to have never made the election in the first place. This means that the stock option benefit will be taxed in the year the Sepracor common stock was acquired under the employee stock options, not in the year of disposition. If you revoke an election, you can reinstate all or part of the $100,000 vesting limit for a particular year.

    SALE OF SHARES. The tax consequences that result when you dispose of Sepracor common stock to which the deferral applies ("Deferral Securities") will depend on whether or not you hold securities that the deferral does not apply to ("Non-Deferral Securities"), in addition to your Deferral Securities.

    There are specific ordering rules to be applied when you dispose of securities acquired under stock options. Where you own only Deferral Securities, they will be disposed of on a first-in/first-out basis. Unless you designate which identical options are exercised first-in, the following rules will apply. Identical options are considered to have been exercised in the order in which they first became exercisable. Identical options that first become exercisable at the same time, but are granted on different dates, are considered to have been exercised in the order in which they were granted.

    To determine the capital gain or loss, the cost of the Deferral Securities is the amount you paid to acquire the securities, plus the stock option benefit related to the specific security sold. You will not need to consider the cost of any other identical securities of your employer that you may hold.

    If you own Deferral and Non-Deferral Securities, the ordering rules will work in a similar manner, except that the Non-Deferral Securities will be disposed of first. When determining the capital gain or loss on the disposition of Non-Deferral Securities, the cost will be determined on an average basis over all the identical Non-Deferral Securities you hold. However, there is an exception to this rule. An employee can designate the most recently acquired Non-Deferral Security that is identical to other securities owned by the taxpayer and acquired under an employee stock option agreement, to be disposed of first. Several conditions must be met, including the condition that the disposition must occur no later than 30 days after the employee acquired the security. If this designation is made, the cost will be determined in the same manner as for Deferral Securities.

    Once all Non-Deferral Securities are sold, the Deferral Securities will be disposed of as discussed above.

    OTHER REPORTING REQUIREMENTS. If you have deferred stock option benefits, you are required to file Form T1212, STATEMENT OF DEFERRED STOCK OPTION BENEFITS, with the Canada Customs and Revenue Agency on an annual basis. The form requires that you include information on transactions relating to the Sepracor common stock where the deferral applies, including acquisition of new Deferral Securities and dispositions of existing Deferral Securities. This form will assist you in complying with your obligation to include the deferred stock option benefit in employment income in the year that you dispose of the related Sepracor common stock. You are required to file this form with your tax return beginning with the 2000 taxation year, where employee benefits have been deferred.

    DIVIDENDS. If you acquire shares upon exercise, you may be entitled to receive dividends. You will be subject to income tax at your marginal rate on any dividends paid on our stock. You will generally

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be entitled to a foreign tax credit equal to the amount of United States federal tax withheld at source on the dividend.

    WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, PROVINCIAL, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14.  EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT.

    We may at any time and from time to time, extend the period of time during which this offer is open by giving you notice of the extension and making a public announcement of the extension.

    Prior to the expiration date, we may postpone accepting and canceling any eligible options if any of the conditions specified in Section 6 occur. In order to postpone, we must notify you and all other optionholders of the postponement. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw this offer.

    We may amend this offer at any time by notifying you of the amendment. If we extend the length of time during which this offer is open, the amendment must be issued no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement relating to this offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

    If we materially change the terms of this offer or the information about this offer, or if we waive a material condition of this offer, we will extend this offer to the extent required by Rule 13e-4(d)(2) and Rule
13e-4(e)(3) promulgated under the Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of this offer or information about this offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will give you notice of the action:

    - we increase or decrease what we will give you in exchange for your options; or

    - we increase or decrease the option exercise price which serves as the threshold for options eligible to be exchanged in this offer.

    If this offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend this offer for a period of ten business days after the date the notice is published.

15.  FEES AND EXPENSES.

    We will not pay any fees or commissions to any broker, dealer or other person for asking optionholders whether they would like to elect to surrender their eligible options under this offer.

16.  ADDITIONAL INFORMATION.

    This offer is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to surrender your eligible options:

    (a) our annual report on Form 10-K for our fiscal year ended December 31, 2001, filed with the SEC on April 1, 2002;

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    (b) our quarterly report on Form 10-Q for our fiscal quarter ended
       March 31, 2002, filed with the SEC on May 13, 2002;

    (c) our current report on Form 8-K, filed with the SEC on March 7, 2002;

    (d) our current report on Form 8-K, filed with the SEC on June 4, 2002;

    (e) the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on July 16, 1991, as amended by a Current Report on Form 8-K, filed with the SEC on June 4, 2002 and including any other amendments or reports we file for the purpose of updating that description; and

    (f) the description of our preferred stock purchase rights contained in our registration statement on Form 8-A filed with the SEC on June 4, 2002, including any amendments or reports we file for the purpose of updating that description.

    The SEC file number for these filings is 0-19410. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room located at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

    You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

    Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

    We will also provide without charge to each person to whom we deliver a copy of these materials, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                                 Sepracor Inc.
                               84 Waterford Drive
                        Marlborough, Massachusetts 01752
                              Attn: Timothy Potter

or by telephoning Timothy Potter at (508) 357-7346 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Daylight Time.

    As you read the documents listed in this section, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer, you should rely on the statements made in the most recently dated document.

    The information contained in this offer should be read together with the information contained in the documents to which we have referred you.

17.  MISCELLANEOUS.

    If at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, this offer will not be made to, nor will exchanges be accepted from or on behalf of, the optionholders residing in that jurisdiction.

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